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                                                                   EXHIBIT 10.37


                     BRITWILL ACQUISITION PROMISSORY NOTE A

Principal Amount:
$1,238,200.00                                             As of January 31, 1999


         1. Promise to Pay. For value received, RAINTREE HEALTHCARE CORPORATION, fka Unison HealthCare Corporation, a Delaware corporation ("Maker"), with an address at 15300 North 90th Street, Suite 100, Building A, Scottsdale, Arizona 85260 ("Maker"), promises to pay to the order of BRITWILL INVESTMENTS COMPANY, LTD., fka Whitehead Family Investments, Ltd., a Texas limited partnership ("Payee"), at 25 Highland Park Village, Suite 100-372, Dallas, Texas 75205,
Attn: Bruce H. Whitehead, or at such other address in the State of Texas as the holder of this Note at any given time ("Holder") may designate by notice to Maker, or at the option of Holder by federal funds wire transfers as requested by Holder by notice to Maker, in lawful money of the United States of America, the Principal Amount set forth above, together with interest as provided in this Note.

         2. Definitions. As used in this Note the term(s):

            (1) "Business Day" means a day which is not a Saturday, Sunday, federally recognized holiday, or day on which banking institutions are not required to be open in Arizona or Texas;

            (2) "Default Rate" means 9.75% per annum;

            (3) "Event of Default" means (i) failure by Maker to pay any principal or interest pursuant to this Note on or before the day it becomes due and payable, (ii) failure by Maker to pay when due principal, interest or premium in an aggregate amount of $5,000,000.00 or more with respect to any indebtedness of Maker or any Subsidiary, or the acceleration prior to its express maturity of any such Indebtedness aggregating $5,000,000.00 or more,
(iii) if a court of competent jurisdiction renders a final judgment or judgments which can no longer be appealed for the payment of money in excess of $5,000,000.00 (which are not paid or covered by third party insurance by financially sound insurers that have not disclaimed or threatened to disclaim coverage) against Maker or any Subsidiary and such judgment remains undischarged for a period of 60 consecutive days during which a stay of enforcement of such judgment shall not be in effect, (iv) if an order for relief is entered against Maker or any Subsidiary after the Effective Date under any chapter of the federal Bankruptcy Code, (v) if a court of competent jurisdiction enters an order or decree appointing a receiver, trustee, liquidator or similar official for all or substantially all of the property of Maker or any Subsidiary, or orders the liquidation of Maker or any Subsidiary, and in either case the order or decree remains unstayed and in effect for 60 consecutive days, (vi) if Maker fails to maintain in existence its corporate existence, except as a result of a consolidation or merger with or into another entity where the surviving entity is a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia which expressly assumes in writing Maker's
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obligations under this Note at a time when no uncured Event of Default exists and whereby immediately after giving effect to such transaction on a pro-forma basis the surviving corporation has a consolidated net worth at least equal to the consolidated net worth of Maker immediately prior to such transaction, or
(vii) if a court of competent jurisdiction enters an order or decree that a transfer of property of Maker or any Subsidiary of a value in excess of $5,000,000.00 constitutes a fraudulent transfer under any applicable state law;

            (4) "Effective Date" has the meaning provided by the Plan, i.e., the date of this Note;

            (5) "Effective Rate" means (i) the Note Rate at all times prior to the Maturity Date, and (ii) the Default Rate at all times after the Maturity Date;

            (6) "Indiana Returned Facility Note" has the meaning provided by the Plan;

            (7) "LBO Transaction" means any transaction or series of related transactions whereby, directly or indirectly, the acquisition of a majority or controlling equity interest in Maker (or any successor to Maker by merger, consolidation or otherwise) is, to any material degree, financed by indebtedness which is the obligation of (or is secured by any property of) Maker or any such successor or any Subsidiary;

            (8) "LBO Transaction Date" means the effective date of any LBO Transaction, provided that, no LBO Transaction Date will occur unless the Senior Notes are or have then been fully paid (including payment from the proceeds thereof) if the Indiana Returned Facility Note continues to be paid in installments pursuant to the terms thereof (and not from such proceeds);

            (9) "Maturity Date" means the earliest of (i) the Scheduled Maturity Date, (ii) any LBO Transaction Date, or (iii) the effective date of any acceleration pursuant to paragraph (9) of this Note;

            (10) "Note Rate" means 9% per annum;

            (11) "OPB" means, at any relevant time, the then unpaid principal balance of the obligation evidenced by this Note;

            (12) "Plan" means the Debtors' First Amended Joint Plan of Reorganization dated October 15, 1998, as further amended pursuant to amendments dated November 17, 1998, November 20, 1998, and December 8, 1998, and the order confirming that plan, in Chapter 11 Case No. B-98-06583-PHX GBN et seq., in the United States Bankruptcy Court for the District of Arizona;


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            (13) "Quarter" means each of the four periods of three consecutive calendar months which together constitute each calendar year;

            (14) "Scheduled Maturity Date" means January 31, 2003;

            (15) "Senior Notes" has the meaning provided in the Plan; and

            (16) "Subsidiary" means, at any relevant time, any corporation, partnership, limited liability company or other business entity which Maker then has the direct or indirect power to manage or control as a result of equity interests owned or controlled by Maker.

         3. Interest Accrual and Computation. Subject to the following sentence, interest will accrue on the OPB from the Effective Date until paid at the Effective Rate. All past due interest, except for interest on interest accrued after Scheduled Maturity, will accrue interest at the Default Rate until paid. All interest will be computed on the basis of actual days elapsed and a 360-day year of twelve 30-day months.

         4. Payment of Interest. Subject to paragraphs (5) and (6) of this Note, all interest accrued on the OPB during each Quarter shall be paid by Maker to Holder on or before the first day of the immediately succeeding Quarter.

         5. Final Maturity. Subject to paragraph (6), the OPB and all then accrued and unpaid interest shall be paid by Maker to Holder on the Maturity Date.

         6. Business Days. If any payment is due pursuant to paragraph (4) or
(5) on a date which is not a Business Day, the payment may be made on the next succeeding Business Day and shall then be deemed timely made for all purposes.

         7. Prepayments. Maker may prepay all or any portion of the indebtedness evidenced by this Note at any time without penalty. Maker shall identify each optional prepayment of principal as such by notice to Holder at the time of payment.

         8. Application of Payments. Except for optional prepayments of principal pursuant to paragraph (7) of this Note, all payments on the obligation evidenced by this Note shall be applied: (a) first, to any fees and/or costs then payable by Maker to Holder pursuant to paragraph (10) of this Note; (b) second, to accrued and unpaid interest; and (c) third, to the OPB.

         9. Acceleration. Subject to the following two sentences, upon the occurrence of any Event of Default, Holder may declare the total then unpaid obligation of Maker then evidenced by this Note to be immediately due and payable in full, and such total obligation shall thereafter bear interest at the Default Rate until paid. Holder shall not declare the obligation of Maker then evidenced by this Note to be immediately due and payable prior to the Scheduled Maturity Date without first giving Maker notice of such Event of Default and a period of 15 days in which to cure such Event of Default. Notwithstanding any conflicting provision of this Note, if


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an Event of Default described in clause (iv), (v), (vi) or (vii) of subparagraph
(2)(c) of this Note occurs the entire obligation of Maker then evidenced by this Note will become immediately due and payable in full without notice or opportunity to cure, and such total obligation shall thereafter bear interest at the Default Rate until paid.

            10. Enforcement Costs. In event of any suit or other proceeding to enforce any obligation of Maker under this Note, the prevailing party shall be entitled to recover from the other party its reasonable attorneys' fees and costs incurred therein, to be fixed in the sole discretion of the court.

            11. Interest Limit. All interest and other charges and reimbursable fees and costs that Maker is or may become obligated to pay or reimburse in connection with the obligation evidenced by this Note, and which constitute "interest" within the meaning of Arizona Revised Statutes Sections 44-1201 et seq., constitute items of interest in addition to the Effective Rate of interest, which Maker hereby contracts in writing to pay. If fulfillment of any provision of this Note would require Maker to pay any amount of interest in excess of the maximum amount, if any, lawfully collectible under applicable law, then the obligations of Maker to be fulfilled shall be automatically reduced to the maximum amount lawfully collectible.

            12. Notices. Any notice pursuant to this Note must be in writing, specifically reference this Note, and be given by United States certified mail, postage prepaid and properly addressed, or by telecopy transmission, as follows:
(a) if to Maker, to (i) Maker at its address set forth above, or by telecopy at 602-481-6479, Attn: Treasurer, with a copy to (ii) Squire, Sanders & Dempsey L.L.P., Two Renaissance Square, 40 North Central Avenue, Suite 2700, Phoenix, Arizona 85004, Attn: Christopher D. Johnson, Esq. [telecopy 602-253-8129]; or
(b) if to Payee, to (i) Payee at its address set forth above, or by telecopy at 214-521-8846, Attn: Bruce H. Whitehead, with a copy to (ii) Ryley, Carlock & Applewhite, P.A., 101 North First Avenue, Suite 2700, Phoenix, Arizona 85003,
Attn: James D. O'Neil, Esq. [telecopy 602-257-9582]. Either party may change any of its or its counsel's addresses or telecopy numbers by at least five Business Days' prior notice to the other party.


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            13. Miscellaneous. This Note is issued in and shall be governed by and construed in accordance with the laws of the State of Arizona. This Note is issued pursuant to the Plan, and reflects the Payee's portion of the BritWill Acquisition Promissory Note pursuant to Article 6.2.2(b)(ii)(3) of the Plan. This Note is unsecured. Maker waives presentment, dishonor, protest and demand, diligence, notice of protest, demand and of dishonor, and any other notice otherwise required to be given under law in connection with the delivery, acceptance, performance, default, enforcement or collection of this Note, except as is expressly provided in paragraph (9) of this Note. Time is of the essence of this Note. No consent or waiver by any Holder with respect to any action or failure to act which, without such consent or waiver, would constitute a breach of any provision of this Note, shall be valid or binding unless in writing and signed by both Maker and Holder.

                                    RAINTREE  HEALTHCARE CORPORATION,
                                    a Delaware corporation



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